EXHIBIT 10.1

RAYTHEON MOST PRIVATE
PRIVILEGED AND CONFIDENTIAL

June 15, 1998

Mr. Daniel P. Burnham
6 Essex Road
Summit, NJ  07901

Dear Dan:

     I am very pleased to confirm below the terms of Raytheon's employment offer as we have discussed. All references to Raytheon stock mean Raytheon Class B shares.

     As agreed, the Board will immediately announce your employment as President and Chief Operating Officer as of July 1, 1998, and that you will succeed me as Chief Executive Officer effective December 1, 1998.

     Your base salary will be set at an annualized rate of $850,000 which is the rate of pay we discussed for the CEO position.

     Your targeted annual incentive will be 200% of base salary as in effect at the beginning of the fiscal year or $1.7 million at your initial base salary. In addition, your target award for 1998 performance will be $1.7 million, with a guaranteed minimum annual incentive payment of $1 million for the year.

     The Board of Directors will award you restricted units in sufficient number to replicate the market value of your current award of 60,000 units. Each Raytheon unit will be valued at the fair market value (the average of the high and low trading prices) for Raytheon shares over a 20-day trading period ending June 16, 1998. The value of your current 60,000 units will be determined by using the fair market value for Allied shares over the same 20-day period.

     For example, the present value of your 60,000 restricted units at $43.50 totals $2,610,000. This would translate to a Raytheon award of 47,617 units at about $54.8125.

     Restrictions on the entire Raytheon award will lapse on the anniversary of your date of hire in the year 2005. You will receive cash dividend equivalents on the units in the amounts and at the times dividends may be declared for all holders of Raytheon shares.

Mr. Daniel P. Burnham
June 15, 1998

Page 2

     To replicate the value of your 100,000 outstanding, in-the-money stock options, with a current value of $663,000, the Board of Directors will award you an estimated additional 12,000 restricted units with restrictions to lapse on the anniversary of the award as follows: 4,800 units in 1999; 3,600 units in 2000; and 3,600 units in 2001.

     The value of your in-the-money options will be determined using the fair market value for Allied shares over the 20-day period less the option exercise price times the number of shares. Conversion to Raytheon units will be based on the example above.

     Raytheon will replace the present value of your 700,000 stock options through our Long-Term Achievement Plan (LTAP). The Board will award you 328,352 performance units valued at $17,997,000. You will receive cash dividend equivalents on the units in the amounts and at the times dividends may be declared for all holders of Raytheon shares. The units will vest in seven annual increments with the first four increments of a projected 46,906 units each vesting annually in 1999 through 2002.

     Beginning in the fifth year, the payment will be based on the achievement of performance goals to be mutually agreed upon between you and the Board. The value of each annual payment will range from a threshold of not less than 80% of the award rising to a maximum of 140% of the award.

     As above, the value of your 700,000 option shares will be determined using the fair market value for Allied shares over the 20-day period less the option exercise price times the number of shares. Conversion to Raytheon units will be based on the example on the previous page.

     The Board will grant you options to purchase 250,000 shares under the terms of Raytheon's 1995 Stock Option Plan. The full grant will vest on the first anniversary of the date of grant. The Board will review future stock option grants at their regular annual senior management compensation review currently held in June of each year.

     You will be eligible to participate in Raytheon's Voluntary Compensation Deferment Plan which provides an opportunity for participants to defer until retirement from 25% to 100% of annual incentive awards and annual salary above $500,000.

Mr. Daniel P. Burnham
June 15, 1998

Page 3

     You will participate in Raytheon's Salaried Pension Plan with your total benefit fixed at 50% of the average of covered compensation (base salary and cash bonus) for your five highest consecutive years of employment at Raytheon prior to retirement. This benefit is subject to an offset for your estimated primary Social Security benefit and will also be reduced for pension benefits received from any previous employer.

     You will receive an additional payment of $15,000 annually to offset ancillary expenses.

    You will be eligible to participate in the following employee benefit plans:

     -   Medical, dental and vision care for you and your covered dependents.

     -   Senior Executive Life Insurance at the plan maximum of $3 million.

     - Accidental Death & Dismemberment Insurance at the plan maximum of $3 million.

     - Travel Accident Insurance at the rate of 2 1/2 times your base salary, initially $2,125,000, up to a maximum of $3 million.

     -   Basic and supplemental Long Term Disability Insurance plans.

     - Raytheon's Savings & Investment Plan (a 401[k] plan) with a Company match of 50% on up to 6% of covered pay subject to the IRS statutory limit on employee contributions. The match is scheduled to increase to 4% on January 1, 1999.

     - Raytheon's Stock Ownership Plan which provides an annual Company contribution in stock of about 1/2% of eligible pay up to the IRS salary limit of $160,000. This is also a tax qualified plan with payment deferred to retirement.

     Raytheon will also provide a Financial and Investment Planning Program, an automobile similar to a Lincoln or Cadillac, and access to Company planes.

     Finally, Raytheon will provide a three-year severance agreement as outlined in the attached document. Also attached is a copy of this letter for your formal acceptance.

Mr. Daniel P. Burnham
June 15, 1998

Page 4

     Similar to all Raytheon employment agreements, this offer is contingent upon:

1. Your meeting the medical requirements for the position as determined by a pre-employment physical examination that will include a drug test to determine the presence of illegal or unauthorized drugs in your system. If you fail to pass the Company's physical examination, including the drug test, our offer of employment will be withdrawn;

2. Your meeting the Company's security standards as imposed by the US Government, including the issuance to you by the US Government of any necessary security clearance within a reasonable time after you begin work.

     We would wish to make your relocation as pleasant and painless as possible. To that end, Gail Anderson will work directly with you to arrange the details of your relocation package to fit your particular needs within the framework of our policies. If you wish to take advantage of our Third Party Home Purchase Plan, this will of course be made available to you.

     Dan, Tom Phillips, Warren Rudman and Dick Hill join me in offering sincere congratulations as the Board's outstanding candidate for CEO and in an expression of pleasure at your acceptance of our offer. We look forward to your joining the Raytheon team as quickly as possible.

Sincerely,

Dennis J. Picard

Attachments